As filed with the Securities and Exchange Commission on November 10, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

TRIKON TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		95-4054321 (I.R.S. Employer Identification Number)
Ringland Way, Newport, South Wales NP18 2TA United Kingdom 44-1633-414-000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

William J. Chappell Chief Financial Officer Trikon Technologies, Inc. Ringland Way, Newport, South Wales NP18 2TA United Kingdom 44-1633-414-000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to: Steven V. Bernard, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only connection with dividend or interest reinvestment plans, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount of Securities to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $ 0.001 par value	1,400,000	$5.79 (1)	$8,106,000 (1)	$655.78
Common Stock, $0.001 par value issuable upon exercise of Warrants	350,000	$6.25 (2)	$2,187,500 (2)	$176.97
Common Stock, $0.001 par value issuable upon exercise of Warrants	52,500	$6.50 (2)	$341,250 (2)	$27.61

(1)	Estimated solely for the purpose of calculating of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on a per share price of $5.79, the average of the high and low reported sales prices of the Registrant's Common Stock on the Nasdaq National Market on November 7, 2003.
(2)	The proposed maximum offering price per share was determined in accordance with Rule 457(g) under the Securities Act of 1933, as amended, under which rule the per share price is estimated by reference to the exercise price of the securities.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until this Registration Statement shall become effective on such date as the Securities Exchange Commission acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
(Subject to completion, dated November 10, 2003)

1,802,500 Shares

TRIKON TECHNOLOGIES, Inc.

Common Stock

This prospectus relates to the disposition of 1,802,500 shares of our Common Stock which may be disposed of from time to time by the selling stockholders named in “Selling Stockholders” section of this prospectus, or their transferees, pledgees, donees or successors-in-interest. Of the shares offered by this prospectus, such shares include 402,500 shares of Common Stock issuable upon exercise of warrants. The warrants may not be exercised until on or after April 22, 2004. The shares were initially sold, and the warrants were initially issued, in a private placement transaction on October 22, 2003.

The prices at which the selling stockholders may sell the shares will be determined by the selling stockholders or their transferees. While we will receive cash if and when the warrants are exercised, we will not receive any proceeds from the disposition of the shares of Common Stock covered hereby.

Our Common Stock is quoted on the Nasdaq National Market under the symbol “TRKN.” On November 7, 2003, the last reported sale price for our Common Stock on the Nasdaq National Market was $5.78 per share.

Our principal executive offices are located at Ringland Way, Newport, South Wales NP18 2TA, United Kingdom, and the telephone number at that location is 44 (0) 1633-414-000.

Investment in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus to read about risks of investing in our Common Stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 10, 2003.

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INFORMATION CONTAINED IN THIS PROSPECTUS

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized any person to give any different information. Neither the delivery of this prospectus or any sale made pursuant to this prospectus shall create any implication that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or solicitation of an offer to buy shares of our Common Stock in any state where the offer or sale is not permitted.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus and in documents that we incorporate by reference into this prospectus. We base these forward-looking statements on our expectations, assumptions, estimates and projections about our business and the industry in which we operate as of the date of this prospectus. These forward-looking statements are subject to a number of risks and uncertainties that cannot be predicted, quantified or controlled which could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus, and in documents incorporated into this prospectus, including those set forth below in “Risk Factors,” describe factors, among others, that could contribute to or cause these differences. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact transpire or prove to be accurate.

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ABOUT TRIKON TECHNOLOGIES, INC.

We design, manufacture, market and sell advanced production equipment used to process semiconductor wafers for the manufacture of integrated circuits. These circuits and devices are key components in most advanced electronic products, such as telecommunications devices, consumer and industrial electronics and computers.

Our products carry out processes to clean and add or remove materials at the surface of a wafer. In particular, our products are used for chemical vapor deposition (CVD), physical vapor deposition (PVD) and etch processes. We sell, install and service our systems to semiconductor manufacturers worldwide and our existing customers include a wide range of semiconductor companies, including large independent device makers. We use a direct sales model in all of our markets except in Asia, where we use a combination of direct sales and distributors.

Our mission is to profitably service our customers needs by developing product which meets their needs in a timely manner, executing our sales and marketing strategy, flawless execution of our value chain milestones and servicing our customers to a level ‘second to none’.

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RISK FACTORS

An investment in our Common Stock involves a high degree of risk. In addition to the other information contained in this prospectus and in documents that we incorporate by reference into this prospectus, you should carefully consider the following risks before purchasing our Common Stock. If any of these risks occurs, our business, financial condition and operating results could be materially adversely affected. In that case, the trading price of our Common Stock could decline and you could lose all or part of your investment. See also, “Special Note On Forward-Looking Statements.”

The semiconductor industry is experiencing a protracted and continuing downturn, which has harmed and may continue to harm our sales and profitability.

We sell our products to the semiconductor industry, which is subject to sudden variations in product supply and demand. The industry is experiencing a protracted and continuing downturn at this time, the length and severity of which is difficult to estimate, but the downturn has continued to date and may continue well into 2004. Management believes it is still unclear as to when conditions in the industry may improve. Our sales and revenues have been harmed significantly by the current downturn. Even after the current downturn ends there can be no assurance that orders and sales will return to historical levels.

Generally, the timing, length and severity of the cycles in the semiconductor industry are difficult to predict. Semiconductor manufacturers may contribute to these cycles by misinterpreting conditions in the industry and over- or under-investing in semiconductor manufacturing capacity and equipment. We have little ability to anticipate or respond effectively to these industry cycles.

Downturns in the semiconductor industry often occur in connection with, or anticipation of, maturing product cycles for both semiconductor companies and their customers and declines in general economic conditions. Industry downturns have been characterized by reduced demand for semiconductor devices and equipment, production over-capacity and accelerated declines in average selling prices. During a period of declining demand, to maintain our profitability, we must be able to quickly and effectively reduce expenses and motivate and retain key employees. Many of our expenses are fixed and our ability to reduce other expenses in response to any downturn in the semiconductor industry is limited by our need for continued investment in engineering and research and development and extensive ongoing customer service and support requirements. During fiscal 2001 and 2002 and continuing in fiscal 2003, we have reduced our expenses, but our ability to continue to cut costs without reducing the scope of our business is limited.

In addition, the long lead time for production and delivery of our products, and the possibility of customer order cancellations, creates a risk that we may incur expenditures or purchase inventories for products which we cannot sell.

At the time the current downturn ends, we may not be in a position to meet our customers’ needs. Industry upturns have been characterized by abrupt increases in demand for semiconductor devices and equipment and production under-capacity. During a period of increasing demand and rapid growth, we must be able to quickly hire, train and assimilate a sufficient number of qualified personnel, particularly engineers, and obtain sufficient components in order to increase production to meet customer demand. If we are unable to increase production on a timely basis in times of increased demand some of our existing or potential customers could place orders with our competitors and, as a result we may not be able to fully benefit from any industry upturn.

We will not be able to compete effectively if we fail to address the rapid technological change in the semiconductor industry.

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The semiconductor industry and the semiconductor equipment industry are subject to rapid technological change and frequent introductions of enhancements to existing products, and if we are unable to develop and incorporate new technologies in our products, we will be unable to compete effectively and our business will be materially and adversely affected. Technological trends have had and will continue to have a significant impact on our business. Our results of operations and ability to remain competitive are largely based upon our ability to accurately anticipate customer and market requirements. Accordingly, we may be required to maintain a relatively high level of research and development spending, even at time of declining sales and profitability, in order to maintain our competitive position.

Our success in developing, introducing and selling new and enhanced products depends upon a variety of factors, including:

•	timely and efficient completion of product design and development;

•	timely and efficient implementation of manufacturing and assembly processes;

•	effective sales and marketing;

•	product performance in the field; and

•	product support and service.

We may not be able to accurately forecast or respond to commercial and technical trends in the semiconductor industry or respond to specific product announcements by our competitors. Our competitors may be developing technologies and products that are more effective or that achieve more widespread acceptance. In addition, we may incur substantial costs to ensure the functionality and reliability of our current and future products. If our products are unreliable or do not meet our customers’ expectations, then reduced orders, higher manufacturing costs, delays in collecting accounts receivable or additional service and warranty expense could result. Our customers may purchase equipment for their new products but experience delays and technical and manufacturing difficulties in their introductions or transition to volume production using our systems causing significant delays between the sale of an initial tool into our customers development facility and potential follow on sales for manufacturing. Any of these events could negatively affect our ability to generate the return we expect to achieve on our investments in these new products.

We expect the semiconductor industry to further migrate to the use of copper and will need to continue to adapt our products for use with copper and copper processes. If we fail to make our products compatible with copper and copper processes at the time our competitors offer copper compatible products, our revenues and market share will be negatively affected.

The semiconductor industry also has historically moved to larger diameter wafers requiring new equipment as a strategy to reduce manufacturing costs. The maximum diameter of silicon wafers used in production is increasing from 200mm to 300mm. While we have already shipped 300mm systems for our CVD products, we continue to develop the technology and solutions for our PVD and etch systems. There can be no assurance, however, that we will be able to complete the development of 300mm systems for our PVD and etch systems in time to meet market demand. If our current products and our 300mm systems for our PVD and etch systems are not competitive or available at the correct time, we may lose customers or fail to gain new business from potential customers, which would have a material adverse effect on our revenues and net earnings.

We believe that our technology for the deposition of low k dielectrics is advanced compared to our competitors and we are dedicating significant resources to continue to lead in this field and to achieve the commercial sales of our low k systems. However, the physical characteristics of low k films make the manufacturing process significantly more difficult than with existing insulating materials and, as a result, device manufacturers have been slow to adopt the use of low k materials and this adoption has been delayed during the current downturn. Device manufacturers continue to find alternative methods to manufacture devices at smaller feature sizes, and forgo the development and use of low k materials. Also, there can be no assurance that the industry will adopt a CVD method for the deposition of low k films. Other technologies for which we do not manufacture equipment could also be used for the deposition of low k films. If we fail to continue to develop our low k CVD solution to achieve all the specifications required by device manufacturers, or our competitors develop competing low k solutions, then our ability to grow our revenues and market share from these products would be negatively affected.

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Our operational results could be negatively affected by currency fluctuations.

We are based in the United Kingdom, and most of our operating expenses are incurred in British pounds. Our revenues, however, are generally denominated in US dollars, and to a lesser extent in euros, and we report our financial results in US dollars. Accordingly, if the British pound increases in value against the US dollar, our expenses as a percentage of revenues will increase and gross margins and net income will be negatively affected.

Our competitors have greater financial resources and greater name recognition than we do and therefore may compete more successfully.

We face competition or potential competition from many companies with greater resources than ours. If we are unable to compete effectively with these companies, our market share may decline and our business could be harmed.

Virtually all of our primary competitors are substantially larger companies and some of them have broader product lines than ours. They have well established reputations in the markets in which we compete, greater experience with high volume manufacturing, broader name recognition, substantially larger customer bases, and substantially greater financial, technical, manufacturing and marketing resources than we do. We also face potential competition from new entrants, including established manufacturers in other segments of the semiconductor capital equipment market who may decide to diversify into our market segments of CVD, PVD and plasma etch.

Semiconductor manufacturers are loyal to their current semiconductor equipment supplier, which may make it difficult for us to obtain new customers.

We believe that once a semiconductor manufacturer has selected a supplier’s equipment for a particular fabrication line, the manufacturer often will continue to rely on that supplier’s equipment for future requirements, including new generations of similar products. If we are unable to sell our products to potential customers who currently are using other suppliers’ equipment, it could be difficult for us to increase our revenues or market share. Changing from one equipment supplier to another may be expensive and may require a substantial investment of resources by the customer. Accordingly, we may experience difficulty in achieving significant sales to a customer using another supplier’s equipment. At the same time, however, we cannot assure you that our existing customers will continue to use our equipment in the future.

Our products generally have long sales cycles and implementation periods, which increase our costs of obtaining orders and reduce the predictability of our earnings.

Our products are technologically complex. Prospective customers generally must commit significant resources to test and evaluate our products and to install and integrate them into larger systems. In addition, customers often require a significant number of product presentations and demonstrations, in some instances evaluating equipment on site, before reaching a sufficient level of confidence in the product’s performance and compatibility with their requirements to place an order. As a result, our sales process is often subject to delays associated with lengthy approval processes that typically accompany the design and testing of new products. The sales cycles of our products often last for many months or even years. Longer sales cycles require us to invest significant resources in attempting to make sales and delay the generation of revenue. In addition, we may incur significant costs in supporting evaluation equipment at our customers’ facilities.

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Long sales cycles also subject us to other risks, including customers’ budgetary constraints, internal acceptance reviews and cancellations. In addition, orders expected in one quarter could shift to another because of the timing of customers’ purchase decisions. The time required for our customers to incorporate our products into their manufacturing processes can vary significantly with the needs of our customers and generally exceeds several months, which further complicates our planning processes and reduces the predictability of our operating results.

We depend upon sole suppliers for certain key components.

We depend on a number of sole suppliers for key components used in the manufacture of our products. If we are unable to obtain timely delivery of sufficient quantities of these components, we would be unable to manufacture our products to meet customer demand, unless we are able to locate replacement components. Most significantly, our Sigma® fxP™, Planar™ fxP™ and Omega™ fxP™ systems are designed around an automation module supplied by Brooks Automation. Due to the high cost of these modules we keep very few in inventory. If Brooks Automation fails to deliver the component on a timely basis, delivery of our Sigma® fxP™, Planar™ fxP™ and Omega™ fxP™ systems will be delayed and sales may be lost. If Brooks Automation is unable to deliver any such modules for a prolonged period of time, we will have to redesign our Sigma® fxP™ and Planar™ fxP™ systems so that we may utilize other wafer transport systems. There can be no assurance that we will be able to do so, or that customers will adopt the redesigned systems.

Our final assembly and testing is concentrated in one facility.

Our final assembly and testing activity is concentrated in our facility in Newport, United Kingdom. We have no alternative facilities to allow for continued production if we are required to cease production in our facility, as a result of a fire, natural disaster or otherwise. In such event, we will be unable to produce any products until the facility is replaced. Any such interruption in our manufacturing schedule could cause us to lose sales and customers.

If we are unable to hire and retain a sufficient number of qualified personnel, our ability to manage growth will be negatively affected.

Our business and future operating results depend in part upon our ability to attract and retain qualified management, technical, sales and support personnel for our operations on a worldwide basis. Competition for qualified personnel is intense, and we cannot guarantee that we will be able to continue to attract and retain qualified personnel. Our operations could be negatively affected if we lose key executives or employees or are unable to attract and retain skilled executives and employees as needed.

Our ability to compete could be jeopardized if we are unable to protect our intellectual property rights from challenges by third parties.

Our success and ability to compete depend in large part upon protecting our proprietary technology. We rely on a combination of patent, trade secret, copyright and trademark laws, non-disclosure and other contractual agreements and technical measures to protect our proprietary rights.

There can be no assurance that patents will be issued on our pending patent applications or that competitors will not be able to ascertain legitimately proprietary information embedded in our products that is not covered by patent or copyright. In such case, we may be precluded from preventing the competitor from making use of such information. In addition, should we wish to assert our patent rights against a particular competitor’s product, there can be no assurance that any claim in any of our patents will be sufficiently broad nor, if sufficiently broad, any assurance that our patent will not be challenged, invalidated or circumvented, or that we will have sufficient resources to prosecute our rights.

Claims or litigation regarding intellectual property rights could seriously harm our business or require us to incur significant costs.

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In recent years, there has been significant litigation in the United States in the semiconductor equipment industry involving patents and other intellectual property rights. Infringement claims may be asserted against us in the future and, if such claims are made, we may not be able to defend against such claims successfully or, if necessary, obtain licenses on reasonable terms. Any claim that our products infringe proprietary rights of others would force us to defend ourselves and possibly our customers against the alleged infringement. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their outcome, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation could force us to do one or more of the following:

•	lose or forfeit our proprietary rights;

•	stop manufacturing or selling our products that incorporate the challenged intellectual property;

•	obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms or at all and may involve significant royalty payments;

•	pay damages, including treble damages and attorney’s fees in some circumstances; or

•	redesign those products that use the challenged intellectual property.

If we are forced to take any of the foregoing actions, our business could be severely harmed.

We derive a significant portion of our quarterly bookings and revenue from sales to a small number of customers. A delay in, or loss of, a single sale for any reason could cause our quarterly operating results and operating metrics to materially suffer, which could cause the trading price of our stock to decline, perhaps significantly.

We derive a substantial portion of our quarterly bookings from the sale of a small number of high unit value systems. Similarly, a significant portion of quarterly revenue is recognized upon shipment of a small number of high value systems. As a result, a delay in or loss of a single sale, or a delay in a single shipment, could materially adversely affect our operating results or operating metrics for a given quarter. The potential volatility in our operating results and operating metrics makes it likely that, in a future quarter, our operating results or operating metrics will be below expectations of investors and financial analysts, which could have an adverse effect on the trading price of our common stock.

In addition, our product sales generally have been highly concentrated with a small number of key customers. We may not be able to retain our key customers or these customers may cancel purchase orders or otherwise decrease their level of purchases from us. Any reduction in the amount of orders from, or sales to, one or more of our key customers could significantly harm our operating results and operating metrics, which could, in turn, have an adverse effect on the trading price of our common stock.

Our operations are subject to health and safety and environmental laws that may expose us to liabilities for noncompliance.

We are subject to a variety of governmental regulations relating to the use, storage, discharge, handling, manufacture and disposal of all materials present at, or our output from, our facilities, including the toxic or other hazardous chemical by-products of our manufacturing processes. Environmental claims against us or our failure to comply with any present or future regulations could result in:

•	the assessment of damages or imposition of fines against us;

•	the suspension of production of our products; or

•	the cessation of our operations.

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New regulations could require us to purchase costly equipment or to incur other significant expenses. Our failure to control the use or adequately restrict the discharge of hazardous substances could subject us to future liabilities, which could negatively affect our earnings and financial position.

Any acquisitions we may make could disrupt our business and severely harm our financial condition.

From time to time, we may consider investments in complementary companies, products or technologies. In the event of any future acquisitions, we could:

•	issue stock that would dilute our current stockholders’ percentage ownership;

•	incur debt;

•	assume liabilities;

•	incur amortization expenses related to tangible assets and other intangible assets; or

•	incur large and immediate accounting write-offs.

Our operation of any acquired business will also involve numerous risks, including:

•	problems integrating the purchased operations, technologies or products;

•	unanticipated costs and liabilities for which we are not able to obtain indemnification from the sellers;

•	diversion of management’s attention from our core business;

•	adverse effects on existing business relationships with customers;

•	risks associated with entering markets in which we have no or limited prior experience; and

•	potential loss of key employees, particularly those of the purchased organizations.

You may have difficulty protecting your rights as a stockholder and in enforcing civil liabilities because our many of our executive offices and members of our board of directors and the majority of our assets are located outside the United States.

Our principal assets and manufacturing plants are located in the United Kingdom. In addition, most of the members of our board of directors and our executive officers are residents of jurisdictions other than the United States. As a result, it may be difficult for stockholders to serve process within the United States upon members of our board of directors and our executive officers, or to enforce against us or our members of our board of directors or our executive officers judgments of the U.S. courts, to enforce outside the United States judgments obtained against members of our board of directors or our executive officers in U.S. courts, or to enforce in U.S. courts judgments obtained against members of our board of directors or our executive officers in courts in jurisdictions outside the United States, in any action, including actions that derive from the civil liability provisions of the U.S. securities laws. In addition, it may be difficult for our stockholders to enforce, in original actions brought in courts in jurisdictions located outside the United States, liabilities that derive from U.S. securities laws.

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USE OF PROCEEDS

All proceeds from the sale of the shares of Common Stock will be for the account of the selling stockholders. We will not receive any of the proceeds from the sale of the shares of Common Stock sold under this prospectus. If and when all of the warrants are exercised, we will, however, receive up to approximately $2,528,750. See “Selling Stockholders” and “Plan of Distribution.”

SELLING STOCKHOLDERS

On October 22, 2003, we issued 1,400,000 shares of Common Stock and four-year warrants to purchase up to an additional 350,000 shares of Common Stock with an exercise price of $6.25 per share in a private placement transaction. Net proceeds from the private placement after estimated costs and expenses were approximately $6.5 million. The private placement was managed by Oppenheimer & Co. Inc. As partial consideration for its services, Oppenheimer & Co. Inc. received four-year warrants to purchase up to 52,500 shares of Common Stock with an exercise price of $6.50 per share. The warrants issued in the private placement and the warrants issued to Oppenheimer & Co. Inc. are exercisable on or after April 22, 2004. On November 7, 2003, Oppenheimer & Co. Inc. surrendered its warrant to be reissued by the Company to the individuals and in the amounts listed in the selling stockholders table below.

We prepared the following table based on the information supplied to us by the selling stockholders named in the table. The selling stockholders may, however, have sold, transferred or otherwise disposed of all or a portion of their shares of Common Stock since the date on which they provided such information.

We do not know when or in what amounts a selling stockholder may offer shares of Common Stock for sale. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares of Common Stock pursuant to this offering, we cannot estimate the number of shares of Common Stock that the selling stockholders will hold after completion of the offering. For purposes of the following table, we have assumed that the selling stockholders will sell all of the shares of Common Stock covered by this prospectus (including all of the shares of Common Stock issuable upon exercise of the warrants (without regard for limitations on exercise)). Except as otherwise set forth below, each selling stockholder has sole voting control over the shares shown as beneficially owned.

Name of Selling Stockholder	Number of Trikon shares beneficially owned prior to the offering (1)	Shares issuable upon exercise of Warrants (2)	Number of Trikon shares being offered	Trikon shares beneficially owned after the offering
				Number	Percentage (3)

Special Situations Fund III, L.P. (4)(5)	1,371,300	206,250	1,031,250	546,300	3.51%
Special Situations Cayman Fund, L.P. (4)(5)	340,300	68,750	343,750	65,300	*
Special Situations Private Equity Fund, L.P. (4)(5)	300,000	75,000	375,000	0	*
Henry P. Williams (4)	0	7,080	7,080	0	*
Frank Kee Colen (4)	0	3,900	3,900	0	*
Christopher T. Hagar (4)	0	3,195	3,195	0	*
Yvonne Briggs (4)	0	1,575	1,575	0	*
Oppenheimer & Co. Inc. (4)	0	36,750	36,750	0	*

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* Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. None of the warrants listed in the table are exercisable within 60 days of November 10, 2003.
(2)	Warrants are exercisable on or after April 22, 2004.
(3)	Based upon 15,527,568 shares of Common Stock outstanding as of the close of business on October 22, 2003. Shares of Common Stock subject to warrants exercisable on or after April 22, 2004 are deemed outstanding (without regard for limitations on exercise) for computing the percentage of the person holding such warrants but are not deemed outstanding for computing the percentage held by any other person.
(4)	Special Situations Fund III, L.P. and Special Situations Cayman Fund, L.P. have advised us that, prior to the consummation of the private placement described above, they collectively, owned approximately 3.92% of our outstanding shares of Common Stock. Except as described in the foregoing sentence, none of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years.
(5)	MGP Advisors Limited (“MGP”) is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. MG Advisers, L.L.C. (“MG”) is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, AWM and MG and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.

PLAN OF DISTRIBUTION

For the purposes of the following description, the term “selling stockholder” includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer. The selling stockholders may, from time to time, dispose of their shares of Common Stock and Common Stock issuable upon exercise of warrants on any stock exchange, market or trading facility on which the shares of Common Stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price at the time of sale, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods to dispose of shares of Common Stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•	any other method permitted pursuant to applicable law.

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The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the “Securities Act”) amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus.

In connection with the sale of our Common Stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of Common Stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may agree to indemnify any broker-dealer that participates in transactions involving the sale of shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act.

The aggregate proceeds to the selling stockholders from such dispositions will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares of Common Stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares of Common Stock may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required by applicable law, the shares of our Common Stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

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In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders and their affiliates will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, including without limitation, the anti-manipulation rules of Regulation M.

We have agreed to indemnify each selling stockholder and its controlling persons against specific liabilities in connection with the offer and sale of the shares, including liabilities under the Securities Act. We have agreed to pay all of the expenses of registering the shares under the Securities Act, including registration and filing fees and expenses, printing expenses, and certain legal and accounting fees. The selling stockholders are responsible for all underwriting commissions or brokerage fees, and taxes of any kind applicable to any disposition, sale or transfer of the shares.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been resold or otherwise transferred pursuant to and in accordance with the registration statements, (2) the date on which the shares may be sold pursuant to Rule 144 of the Securities Act without any volume or manner of sale restrictions, or (3) the date on which the shares cease to be outstanding.

LEGAL MATTERS

The validity of the Common Stock offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” in this prospectus the information that we file with them. This means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the completion of the offering covered by this prospectus:

•	our Annual Report on Form 10-K for our fiscal year ended December 31, 2002 (including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement for our 2003 Annual Meeting);

•	Our current reports on Form 8-K filed with the SEC on March 28, 2003, May 15, 2003, July 23, 2003, July 28, 2003, October 17, 2003 and October 23, 2003;

•	Our quarterly reports on Form 10-Q for the quarterly periods ended March 30, 2003, June 30, 2003 and September 30, 2003; and

•	the description of our Common Stock contained in our registration statement on Form 8-A filed with the SEC on July 21, 1995 and amended on August 21, 1995, including any report filed for the purpose of updating such description.

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This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

Upon your written or oral request, we will provide at no cost to you a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:

Trikon Technologies, Inc.
Ringland Way
Newport, South Wales
NP18 2TA4
United Kingdom
Attention: William J. Chappell
Tel: 011-44-1633-414-000

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the shares of Common Stock offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of these documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

We are subject to the informational requirements of the Securities and Exchange Act of 1934, as amended, and, accordingly, file reports, proxy statements and other information with the SEC. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Copies of our reports, proxy statements and other information also may be inspected and copied at the public reference facility maintained by the SEC at the Judiciary Plaza, 450 Fifth Street, N.W., Room 124, Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by Trikon in connection with the sale of Common Stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$861
Accounting fees and expenses	$10,000
Legal fees and expenses	$25,000
Miscellaneous	$5,000

Total	$40,861

Item 15.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (“Delaware Law”) authorizes a Delaware corporation to indemnify officers, directors, employees, and agents of the corporation, in connection with actual or threatened actions, suits or proceedings provided that such officer, director, employee, or agent acted in good faith and in a manner such officer reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. This authority is sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

The certificate of incorporation and bylaws of Trikon provide that Trikon shall indemnify its directors, officers, employees and agents to the fullest extent permitted by Delaware Law. The certificate of incorporation also releases Trikon’s directors from personal liability to the fullest extent permitted by Delaware Law. In addition, Trikon intends in the future to enter into agreements to provide indemnification for directors and officers in addition to that provided for in the certificate of incorporation and bylaws.

Trikon also maintains insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against such person and expense incurred by such person in any capacity, subject to certain exclusions.

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Item 16. Exhibits.

Exhibit Number	Description

4.1(1)	Form of Investor warrant to purchase Common Stock
4.2(1)	Placement Agent warrant to purchase Common Stock dated October 22, 2003
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, together with consent
10.1(1)	Form of Securities Purchase Agreement
23.1	Consent of Ernst & Young LLP, Independent Auditors
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included with opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included on signature page of this registration statement)

(1)	Incorporated by reference to the Registrants’ Current Report on Form 8-K filed with the Securities and Exchange Commission on October 23, 2003.

Item 17.     Undertakings.

(a)		The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

		(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

		(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

	(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport, South Wales, United Kingdom on this 10th day of November, 2003.

TRIKON TECHNOLOGIES, INC.

By:	/s/ Jihad Kiwan
Jihad Kiwan President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jihad Kiwan and William J. Chappell, and each of them, as his attorney-in-fact, with full power of substitution in each, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

By: /s/ Jihad Kiwan Jihad Kiwan	President, Chief Executive Officer and Director (Principal Executive Officer)	November 10, 2003

By: /s/ William J. Chappell William J. Chappell	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	November 10, 2003

By: /s/ Christopher D. Dobson Christopher D. Dobson	Chairman of the Board of Directors	November 10, 2003

By: /s/ Nigel Wheeler Nigel Wheeler	Vice-Chairman of the Board of Directors	November 10, 2003

By: /s/ Robert R. Anderson Robert R. Anderson	Director	November 10, 2003

By: /s/ Richard M. Conn Richard M. Conn	Director	November 10, 2003

By: /s/ In-Kil Hwang In-Kil Hwang	Director	November 10, 2003

By: /s/ Stephen N. Wertheimer Stephen N. Wertheimer	Director	November 10, 2003

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INDEX TO EXHIBITS

Exhibit Number	Description

4.1(1)	Form of Investor warrant to purchase Common Stock
4.2(1)	Placement Agent warrant to purchase Common Stock dated October 22, 2003
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, together with consent
10.1(1)	Form of Securities Purchase Agreement
23.1	Consent of Ernst & Young LLP, Independent Auditors
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included with opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included on signature page of this registration statement)

(1)	Incorporated by reference to the Registrants’ Current Report on Form 8-K filed with the Securities and Exchange Commission on October 23, 2003.